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                                                                      EXHIBIT 14










                            CODE OF BUSINESS CONDUCT



                             NABORS INDUSTRIES LTD.
                              AND ITS SUBSIDIARIES




                                    MAY 2003

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                                    FOREWORD

Nabors prides itself in being the industry leader in all aspects of its business. Leadership includes maintaining high moral, ethical and legal standards in all relationships and transactions in which the Company engages. To reaffirm these principles, the Board of Directors has adopted the following Code of Business Conduct, which applies to all directors, officers and employees of the Company and its subsidiaries.

The guidelines contained in the Code are of necessity broad. Furthermore, the laws and regulations applicable to many of the matters addressed in the Code are complex and subject to change. Questions about the Code's application to specific circumstances should be directed to an employee's supervisor, Human Resources Department or the Law Department. When in doubt about an ethics question, ask before you act.

Whether you are a new employee or one who has been with the Company for some time, I urge you to familiarize yourself with the Code of Business Conduct. Employees will be required to certify compliance with the Code on an annual basis. More importantly, employees are expected to conform to the principles of honesty and integrity embodied in the Code every day and in every way.

/s/ Eugene M. Isenberg
----------------------
Eugene M. Isenberg
Chairman & Chief Executive Officer
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                                TABLE OF CONTENTS

INTRODUCTION                                                            1

FINANCIAL INTEGRITY                                                     1

CONFLICTS OF INTEREST                                                   3

COMPLIANCE WITH LAWS, RULES & REGULATIONS
   Fair Competition                                                     4
   Insider Trading                                                      5
   Health, Safety & Environment                                         5
   Fair Employment Practices                                            5
   Political Activities                                                 6

INTERNATIONAL BUSINESS
   Working with Governments                                             7
   Improper Payments                                                    7
   Export Controls/U.S. Embargos/Trade Sanctions                        8

INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION                      9

COMPLIANCE AND REPORTING
   Employee Responsibilities                                           10
   Management Responsibilities                                         11
   Expressing Your Personal Commitment                                 11


THIS CODE OF BUSINESS CONDUCT AND THE POLICIES DESCRIBED IN IT DO NOT ALTER THE AT-WILL NATURE OF ANY EMPLOYMENT RELATIONSHIP AND DO NOT CREATE ANY CONTRACTUAL RIGHTS OR ENLARGE ANY LEGAL RIGHTS OF ANY EMPLOYEE OR THIRD PARTY.
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                                  INTRODUCTION

This Code of Business Conduct ("Code") embodies the commitment of Nabors Industries Ltd. and its subsidiaries ("Nabors" or the "Company") to conduct our business in accordance with applicable laws and high ethical standards. All employees and directors of Nabors throughout the world are expected to adhere to the principles described in this Code. We also expect consultants and agents we retain generally to abide by this Code.

The Code should be read in conjunction with the safety, human resource, accounting, legal and other policies (collectively, "Policies") applicable to an employee, which Policies are not part of this Code.

                               FINANCIAL INTEGRITY

The Company expects candor from employees at all levels and full compliance with Nabors' accounting Policies and controls. Our Board of Directors and senior management do care how results are obtained, not just that they are obtained. The Company will not tolerate employees who achieve results at the cost of violation of laws or who deal unscrupulously.

Nabors' shareholders, creditors, management, governmental entities, and your co-workers each rely upon the accuracy and transparency of the Company's accounting records. It is imperative that the accounting records and reports produced from them accurately and fairly reflect the assets, liabilities, expenses and revenues of the Company in accordance with applicable laws and accounting standards.

Accurate documentation in reasonable detail must support all transactions. False or misleading accounting records, transactions, books and reports (including expense reports and time sheets) are strictly prohibited. Misclassification of transactions as to accounts, business units, or accounting periods is forbidden. Each employee bears responsibility for ensuring that they are not party to a false or misleading accounting entry.

All payments by the Company for goods or services should be described accurately and fairly in the Company's financial records, should be supported by contemporaneous documentation, and must be made only for the purposes described in the documents and records supporting the payment.

Maintaining secret or unrecorded Company funds or bank accounts is strictly prohibited. All cash received by the Company shall be promptly recorded in the Company's financial records and deposited in an account maintained with a bank or other financial institution approved by Nabors' Treasurer.

Employees participating in an accounting function should familiarize themselves with and follow Nabors' General Accounting Procedures (GAP), as well as all generally accepted accounting principles (GAAP), standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts. Accruals shown in the Company's accounting records (e.g., allowance for uncollectible receivables, prepaid expenses, and accrued expenses) shall be supported by appropriate documentation and based upon good faith estimates as required by GAP and GAAP.

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Employees should give complete and accurate information in response to any inquiry from Nabors' internal auditors and outside independent auditors, as well as the Company's legal counsel.

THINGS TO WATCH OUT FOR

o   Failure to obtain appropriate approvals for capital expenditures;

o   Financial results that seem inconsistent with underlying performance;

o Inaccurate financial records, such as overstated expense reports, or erroneous time sheets or invoices;

o   Transactions that are inconsistent with good business economics;

o   Absence of controls to protect assets from risk of loss;

o   Circumventing review and approval procedures;

o Adequacy of routines and controls at newly acquired businesses and at remote, thinly staffed sites;

o   Requests not to disclose information to accounting or management personnel;

o   Unreasonable delays in recording transactions.

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                              CONFLICTS OF INTEREST

Nabors recognizes and respects that employees may take part in legitimate financial, business and other activities outside their jobs. However, those activities must be lawful and free of conflicts with their responsibilities as Nabors employees. Unless specific other arrangements are made, all employees are expected to work a full-time schedule. To avoid any actual or perceived conflict of interest, employees should inform their supervisor of any outside employment, directorship, or business involvement that might reasonably be perceived as creating a conflict now or in the future.

Conflicts of interest are prohibited as a matter of policy, unless proper approvals have been obtained. In particular, employees must not exploit their position with or relationships developed through Nabors for personal gain. Accordingly, you should not accept gifts, gratuities or anything else of value from a third party, except as permitted under Company Policies. Misuse of Nabors' equipment or resources, intellectual property, confidential information, time or facilities (including office equipment, e-mail, and computer applications) can also constitute an impermissible conflict of interest.

THINGS TO WATCH OUT FOR

o Taking a part-time job where you may be tempted to spend time on that job during your normal Nabors working hours or to use Nabors equipment or materials;

o Receiving gifts of greater than nominal value from suppliers, customers or competitors while you are in a position to influence Nabors decisions that might affect or appear to affect the outside concern;

o Receiving personal discounts or other benefits from suppliers, service providers or customers not available to the general public or similarly situated Nabors employees.

o Directing business to a supplier that is owned or managed by a relative or close friend;

o Misusing Nabors resources, your position or influence to promote or assist an outside business;

o Preferential hiring of, direct supervision of, or making a promotion decision about a spouse, relative or close personal friend;

o A romantic or other personal relationship that may create a conflict of interest;

o   Owning a significant interest in a supplier, competitor or customer.

For a related-party transaction involving an officer or director of the Company, prior written approval of the Audit Committee is required. For a related-party transaction involving any other employee, prior written approval of the President or Chief Executive Officer of the Company is required.

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                  COMPLIANCE WITH LAWS, RULES & REGULATIONS

It is Nabors' policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee and director to adhere to the standards and restrictions imposed by those laws, rules, and regulations. Following is a brief summary of certain topics about which employees should be aware. More detailed descriptions of these laws and Nabors' compliance requirements can be found in Nabors' Policies.

FAIR COMPETITION

The United States and many other countries regulate and in certain cases prohibit certain types of anticompetitive behavior. Representation agreements, patent, copyright and trademark licenses, territorial restrictions on resellers, rebates, and discounts to customers are several of the subjects which may be covered by the competition laws of many countries.

Nabors is dedicated to compliance with laws governing fair competition in all of its activities. Any activity that undermines this commitment is unacceptable. Accordingly, all purchases and sales must be predicated strictly on considerations of efficiency, price, quality, service and suitability.

THINGS TO WATCH OUT FOR

The laws governing this area are complex, and employees should seek counsel whenever appropriate.

Following are some guidelines for certain sensitive areas:

    o Do not discuss, communicate (including at industry meetings or in surveys), propose or enter into any agreements or understandings -- express or implied, formal or informal, written or oral -- with any competitor regarding:

        o   prices;

        o   terms or conditions of sale;

        o   wages, compensation or benefits information;

        o   costs, profits or profit margins;

        o   product or service offerings;

        o   production or sales capacity or volume;

        o   market share;

        o   coordination of bidding activities;

        o dividing sales territories or allocation of customers or product lines;

    o Consult with the Law Department early in the process of evaluating any proposed merger, acquisition, or joint venture;

    o Consult with the Law Department in connection with business arrangements that could raise antitrust issues, including exclusive arrangements for the purchase or sale of products or services and bundling of goods and services;

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INSIDER TRADING

Generally, it is both illegal and against Nabors' policy for any employee or director who is aware of material nonpublic information relating to the Company to buy or sell any securities of the Company or recommend that another person buy, sell, or hold the securities of the Company.

More detailed rules governing the trading of Company securities by employees is contained in the Policies. Any employee who is uncertain about the legal rules governing his or her purchase or sale of Company securities (including the exercise of employee stock options) should consult with Nabors' Corporate Secretary or Nabors' Law Department before making any such purchase or sale.

HEALTH, SAFETY & ENVIRONMENT

Nabors is committed to health, safety and environmental (HSE) excellence. Compliance with all applicable laws, rules and regulations governing health, safety and the environment is a responsibility of management and employees in all functions.

Continuous improvement in its HSE programs is a core business strategy of Nabors. No deviations from Company safety practices and procedures are permitted without the approval of appropriate Company personnel or governmental regulatory agency. Disposal of waste in violation of applicable laws, regulations, or Company Policies, as well as the concealment, destruction, or falsification of records, is strictly forbidden.

Each business unit has issued its own HSE Policies. Employees are expected to strictly comply with these Policies, and supervisors are expected to strictly enforce these Policies.

THINGS TO WATCH OUT FOR

o Unsafe activities and conditions, such as failure to use prescribed personal protective equipment or unjustified departures from applicable HSE policies;

o Failure to comply with health, safety or environmental regulations and procedures;

o   HSE complaints from employees, customers or others;

o   Deficiencies noted by government inspectors;

o   Unreported health, safety or environmental hazards or accidents;

o   Concerns about possible product safety issues;

o Possession, use, purchase, or sale of alcohol or illegal drugs, or persons under the influence of alcohol or illegal drugs on Company premises or while performing work for the Company outside Company premises.

FAIR EMPLOYMENT PRACTICES

Nabors is committed to provide equal employment opportunity and to follow applicable labor and employment laws wherever it operates, including the prohibition against all forms of illegal discrimination. This includes observing those laws that pertain to freedom of association, privacy, recognition of the right to engage in collective bargaining, and those laws that pertain to the elimination of any improper employment discrimination or harassment. By providing equal access and fair treatment to all employees on the basis of merit, we improve Nabors' success

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while enhancing the progress of individuals and the communities where our businesses are located.

THINGS TO WATCH OUT FOR

o Harassment of an individual or group of individuals in the workplace (for example, telling offensive jokes or displaying materials that ridicule or offend a member of a particular race, gender, or ethnic group);

o Allowing race, color, religion, national origin, gender, age, disability, veteran status or other characteristic protected by applicable law to be a factor in hiring, firing, promotion, compensation, or other employment-related decisions;

o   Making unwelcome sexual advances;

o   Violating a labor law in the country of operation;

o Refusing to work, or otherwise cooperate with, certain individuals because of their race, religion, sex, or other protected status;

o   Terminating an employee without following appropriate procedures;

o Disclosing employment, personal or medical data to a person who does not have the business need, authority or the subject's consent;

o Intimidating or discriminating against employees for engaging in collective bargaining activities.

POLITICAL ACTIVITIES

Nabors does not make contributions to political candidates or political parties except as permitted by applicable law.

Employees engaging in political activity will do so as private citizens and not as representatives of Nabors. An employee's personal lawful political contribution, or decision not to make contributions, will not influence the employee's compensation, job security, or opportunities for advancement.

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                             INTERNATIONAL BUSINESS

WORKING WITH GOVERNMENTS

Nabors conducts business with many national governments (including government-owned enterprises). Nabors also interacts with many government agencies, ministries, officials, and public international agencies. Nabors is committed to conducting its business with all governmental representatives with high ethical standards and in compliance with applicable laws and regulations, including U.S. laws that have application outside of U.S. territories, and special requirements associated with government transactions.

THINGS TO WATCH OUT FOR

o Violating applicable laws or regulations that establish gratuity restrictions, entertainment rules, recruiting prohibitions or certification procedures;

o Acceptance of information related to the government's competitive selection of a supplier, or a competitor's bid, unless the appropriate representative has specifically and lawfully authorized release of such information.

IMPROPER PAYMENTS

Bribery of public and private officials in the conduct of Nabors' business in the United States and abroad is strictly prohibited. Employees should not, directly or indirectly, offer anything of value to a government official, government employee or customer for the purpose of influencing any act or decision of the official or employee in their official capacity or inducing such person to do or omit to do any act in violation of their lawful or ethical duty. Nabors policy in this regard extends to payments to consultants, agents or other intermediaries when a Nabors employee knows or has reason to believe that some part of a payment will be used to bribe or otherwise influence a public official or customer.

Violations of this policy can result in severe civil and criminal penalties. If you are confronted with a demand for a bribe from anyone, you should report it to your supervisor and the Law Department. More detailed rules governing improper payments can be found in the Policies.

THINGS TO WATCH OUT FOR

o Anyone representing or being considered to represent Nabors who has been accused of improper business practices; has influence on the buying decision and a reputation for bribes; has a family or other relationship that could improperly influence the decision of a customer or government official; approaches you near an award decision and explains that he or she has a "special arrangement" with a government official or the customer; or insists on receiving a commission payment before the announcement of the award decision;

o Any request that a commission or other payment be made in a third country or to another name;

o   A commission that seems large in relation to the services provided.

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EXPORT CONTROLS/U.S. EMBARGOS/TRADE SANCTIONS

Many countries regulate international trade transactions, such as imports, exports and international financial transactions, for a variety of reasons, including national security and foreign policy. In addition, the United States prohibits any cooperation with trade boycotts against countries friendly to the United States or against firms which may be "blacklisted" by certain groups or countries.

You should follow relevant international trade control regulations, including licensing, shipping documentation, import documentation, reporting and records retention requirements of all countries in which you conduct business. In some cases, these restrictions will apply to international trade in goods, technology, software, and services as well as to financial transactions.

All information furnished in connection with exports must be accurate and truthful, including information relating to the value of the exports and the ultimate destination or use of the exported items. This applies regardless of whether the information is given to a governmental authority, a co-worker, or a third party assisting the Company in facilitating the export.

From time to time, the United States prohibits or restricts trade and other commercial dealings between U.S. citizens and certain countries, persons or groups. It is imperative that employees seek advice from appropriate personnel if they have any questions about whether a particular transaction is permissible under applicable law. Violations of these laws can result in substantial fines and/or imprisonment for violators.

THINGS TO WATCH OUT FOR

o   Unfamiliar customers or vendors without convincing references;

o Evasive, reluctant or otherwise unsatisfactory answers by a customer to questions about end use, end user, delivery dates or delivery locations;

o   Freight forwarder listed as ultimate consignee;

o Transactions involving an embargoed country, a citizen or representative of an embargoed country or an individual or entity subject to government sanction;

o Any payment to the exporter or benefiting the exporter that is not included in the invoice price or otherwise reported to customs authorities;

o Any payments or transactions with entities listed on the Specially Designated Nationals and Blocked Persons List promulgated by the U.S. Treasury's Office of Foreign Assets Control.

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               INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION

Among Nabors' most valuable assets is its intellectual property - patents, trade secrets, trademarks, copyrights and other proprietary information. It is Nabors' policy to establish, protect, maintain and defend its rights in all commercially significant intellectual property and to use those rights in responsible ways. All employees must take steps to safeguard these assets. In addition to protecting Nabors' intellectual property rights, Nabors respects the valid intellectual property rights of others. Unauthorized use of the intellectual property rights of others may expose Nabors to civil lawsuits and damages and is prohibited.

THINGS TO WATCH OUT FOR

o Receiving from an employee proprietary information about his or her prior employer;

o Accepting proprietary information from an outsider, without first consulting company legal counsel, under circumstances where a confidential relationship exists or may be implied;

o   Discussing Nabors' proprietary information with customers or suppliers;

o Using trademarks and copyrighted information without proper identifying marks.

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                            COMPLIANCE AND REPORTING

Through leadership at all levels, we want to sustain a culture where ethical conduct is recognized, valued and exemplified by all employees, officers and directors. Employees and directors should identify and raise potential issues before they lead to problems and should ask about application of this Code whenever in doubt. Any employee or director who becomes aware of any existing or potential violation of this Code should promptly notify an appropriate person in management. The Company will take such action as it deems appropriate to address any existing or potential violations of the Code.

EMPLOYEE RESPONSIBILITIES

You should have a basic understanding of issues covered by each Nabors Policy, and you should have a detailed understanding of Policies that apply to your job. Check the Nabors Intranet at www.naborsnet.nabors.com for the complete and latest text of every Nabors policy that relates to your work.

You should seek assistance from your immediate supervisor, another senior officer, the President of your organization or the Nabors Law Department when you have questions about application of the Policies.

You should promptly raise any concern, that you or others may have about possible violations of this Code or any Nabors Policy. In some circumstances, a waiver of a policy may be warranted. It is important to identify issues, though, to avoid misunderstandings and inadvertent violations of law or policy. Sometimes it may seem difficult to raise a concern. Not raising a concern, however, can cause tremendous harm, such as:

o Serious damage to the health, safety and well-being of yourself, your fellow employees, the Company as a whole, our customers and the communities in which we operate;

o The loss of confidence in Nabors - by customers, shareholders, governments and the public;

o Fines, damage awards and other financial penalties against the Company; fines and/or prison sentences for individual employees.

Those are the reasons the company requires that employees not sit silently when they have a policy concern. The point of raising a concern is not to get a friend in trouble, but to protect oneself or others from potential harm.

You should understand the many options you have for raising policy concerns. You may raise them with a Nabors manager or, if you prefer, with company human resource personnel, the Law Department, or an internal or independent auditor. Alternatively, you may provide information in confidence by calling the Nabors Hotline, established specifically for reporting policy concerns, at 1-877-NABORS7. Your communication may be written or oral, and it may be anonymous.

If you raise a policy concern and the issue is not resolved, raise it again with one of the other contacts listed above.

NABORS STRICTLY PROHIBITS ANY EMPLOYEE FROM RETALIATING OR TAKING ADVERSE ACTION AGAINST ANYONE FOR RAISING OR HELPING TO RESOLVE A POLICY CONCERN.

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MANAGEMENT RESPONSIBILITIES

The obligations of Nabors managers go beyond those required of all employees. Managers in our company are expected to:

o BUILD AND MAINTAIN A CULTURE OF COMPLIANCE by exemplifying ethical conduct in business transactions, communicating that business results are never more important than compliance, and encouraging employees to raise their integrity questions and concerns.

o PREVENT COMPLIANCE PROBLEMS by ensuring that policies and procedures, tailored to the particular risk areas faced by a business, are issued and well-communicated, to ensure that employees understand the requirements of this Code, Nabors Policies and applicable law.

o DETECT COMPLIANCE PROBLEMS by implementing appropriate control measures in business processes to detect compliance risks and/or violations and by ensuring that periodic compliance reviews are conducted, with the assistance of the Corporate Audit Staff, to assess the effectiveness of compliance measures and to identify ways of improving them.

o RESPOND TO COMPLIANCE PROBLEMS by taking prompt corrective action to fix any identified weaknesses in compliance measures, taking appropriate disciplinary action and consulting with Nabors' legal counsel and making appropriate disclosures to regulators and law enforcement authorities.

EXPRESSING YOUR PERSONAL COMMITMENT

Periodically, Nabors asks employees to acknowledge their commitment to and certify their compliance with this Code and Nabors Policies. Newly hired employees must also acknowledge and commit to these policies. Each business unit has a procedure for distributing and collecting these acknowledgments. The Company expects employees to take these certifications seriously and to make full disclosure of any issues raised by the certification forms.

Violation of a Nabors policy can also mean breaking the law, subjecting you or the company to criminal penalties (fines or jail sentences) or civil sanctions (damage awards or fines).

One final note. Covering up mistakes, whether your own or someone else's, generally only makes a situation worse. Instead, errors or problems should immediately be fully disclosed and corrected.

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